PHI Group Signs Agreement to Build Industrial Park, Clean Energy Power Plant and Greenhouses in Transylvania, Romania

New York, Jan. 02, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, announced today that it has signed a Memorandum of Understanding (“MOU”) with a Romanian company to build an industrial park, clean energy power plant and greenhouse facilities for organic agriculture and medicinal plants in Transylvania, Romania.

According to the MOU, PHI Group and the Romanian joint venture partner will enter into a definitive agreement to consummate this transaction by the end of January 2018. PHI Group is committed to building a 50-MW gas-fired power plant, a minimum of 10 hectares of greenhouses for organic farming and medicinal plants, and an industrial park together with manufacturing and healthcare facilities.

The Company intends to finance this project through one of the sub-funds to be set up in Luxembourg during the first quarter of 2018 and may also utilize additional financing from certain European banks. Further details will be disclosed after the signing of the definitive agreement.

Transylvania region is rich in mineral resources, including gold, copper, natural gas, salt, and sulphur. Stock raising, agriculture, wine production and fruit growing are important occupations. Agriculture is widespread in the Transylvania Plateau, including growing cereals, vegetables, viticulture and breeding cattle, sheep, swine, and poultry.

Henry Fahman, Chairman and CEO of PHI Group, Inc., stated: “We are excited to work with our Romanian joint venture partner on these projects and believe the Luxembourg bank fund structure can be a very useful financing mechanism to support these kinds of investments. In addition, we have also received favorable indication of interest from certain European banks.”

Horace Horumba, President of PHI Group Eastern Europe, concurred:” We are pleased to engage in these operations, whereby we can take advantage of the geographical rich land resources in a prosperous partnership process with the local authorities and local businesses communities. Our focus is one hundred percent (100%) renewable energy and green technologies implementation towards our technological production facilities.” Horace added: “ We believe whole-heartedly in investing into sustainable green developments which will pay great dividends for the local communities and ensure a prosperous future for our immediate and long term plans.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Contact: Henry Fahman,

Chairman & CEO PHI Group, Inc.

+1-702-475-5430

henry@phiglobal.com